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                                                                    EXHIBIT 99.2

                  SHELL AND ENTERPRISE AGREE TO GENERAL TERMS
                    OF A MAJOR NATURAL GAS LIQUIDS ALLIANCE

HOUSTON (April 20, 1999) - Enterprise Products Partners L.P. (NYSE:EPD) and Tejas Energy, LLC, an affiliate of Shell Oil Company, announced today that they have agreed to general terms for a business combination encompassing Enterprise and a substantial portion of Tejas' natural gas liquids (NGL) business. The agreed upon terms contemplate Tejas contributing its NGL assets to Enterprise for which Tejas would receive an equity interest in Enterprise and other consideration.

The completion of this transaction would form a strategic business combination comprising a fully integrated Gulf Coast NGL processing, fractionation, storage and transportation business. It also establishes a strategic alliance between Enterprise and Shell whereby Enterprise would have the rights to process Shell's current and future Gulf of Mexico natural gas production and market the NGLs recovered.

All of Tejas' NGL assets in Louisiana and Mississippi are included under the terms of the combination. This includes its varying interests in 11 natural gas processing plants (including one under construction) with a combined gross capacity of approximately 11 billion cubic feet per day; four NGL fractionation facilities with a combined gross capacity of approximately 240,000 barrels per day; NGL storage facilities with approximately 29 million barrels of gross capacity; and over 1,800 miles of NGL pipelines (including an interest in the Dixie Pipeline).

Enterprise is one of the leading midstream energy service companies in North America and provides fractionation, transportation and storage services to producers of NGLs and consumers of NGL products. Enterprise is an owner of and operates some of the largest NGL fractionation facilities in the U.S., the largest isobutane complex in the U.S., two propylene fractionation facilities, an MTBE production facility, an NGL import/export terminal, approximately 35 million barrels of storage capacity and a 500-mile network of NGL pipelines all located along the Gulf Coast.

"Through this combination, Enterprise would be well positioned to serve both Shell and other producers in the Gulf of Mexico, including the prolific deepwater developments," said O.S. "Dub" Andras, President and CEO of Enterprise. "We can maximize the value of the recovered NGLs through our facilities serving the largest refinery and petrochemical markets in the United States and global markets through our import/export facilities."

Andras continued, "This transaction has been structured to maximize value for Enterprise's unitholders."

"This combination would enhance our commercial NGL opportunities by increasing market access and becoming part of a more fully integrated NGL business," said Charlie Crisp, President and CEO of Tejas. "The alliance would continue to meet Shell's long-term needs for natural gas
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processing capacity, while enhancing the value of NGLs recovered from its growing natural gas production."

Any transaction resulting from the agreed upon terms would be subject to Enterprise and Tejas successfully executing a definitive agreement; satisfactorily completing their respective due diligence reviews; receiving requisite regulatory approvals and receiving approvals from each company's board of directors. The parties anticipate the closing of the transaction in mid-year 1999.

No further information is available regarding terms of the transaction. The assets contemplated for the alliance do not include any Tejas natural gas pipeline or natural gas storage assets.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 based on the beliefs of the company as well as assumptions made by, and information currently available to, management. Although Enterprise believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Contacts: Randy Fowler, Enterprise Products Partners L.P. (713) 880-6694 and Jimmy Fox, Tejas Energy, LLC (713) 230-3594

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